STOCK PURCHASE AGREEMENT

                           dated as of April 11, 2000

                                 by and between

                          ROBERT FLEMING HOLDINGS, LTD.

                          JARDINE FLEMING BANK LIMITED

                 JARDINE FLEMING INTERNATIONAL HOLDINGS LIMITED

                            COPTHALL OVERSEAS LIMITED

                         T. ROWE PRICE ASSOCIATES, INC.

                                       and

                         THE CHASE MANHATTAN CORPORATION














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                                    ARTICLE I

                                 SHARE PURCHASE

Section 1.1.     Share Purchase...............................................2

Section 1.2.     Consideration for the Flemings Shares........................2

Section 1.3.     Closing......................................................2

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 2.1.     Organization and Good Standing...............................3

Section 2.2.     Flemings Shares..............................................3

Section 2.3.     Authorization of Agreement...................................3

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES

Section 3.1.     Organization and Good Standing...............................4

Section 3.2.     Authorization of Agreement...................................4

                                   ARTICLE IV

                                    COVENANTS

Section 4.1.     Notifications................................................4

Section 4.2.     Public Announcements.........................................4

Section 4.3.     Ancillary Agreement..........................................4

Section 4.4.     Termination of Joint Venture Agreement and
                 Related Agreementss..........................................4

Section 4.5.     Cooperation; Further Assurances..............................5

Section 4.6.     Use of Fleming Names.........................................6

Section 4.7.     Certain Employee Matters.....................................6

Section 4.8.     Nonsolicitation of Employees.................................7

Section 4.9.     Records......................................................7

Section 4.10.    Conduct of Business..........................................7

Section 4.11.    Client Transition............................................8

Section 4.12.    TRFAM........................................................8

Section 4.13.    Information..................................................8

Section 4.14.    Guarantees...................................................8

Section 4.15.    Certain Securities Law Matters...............................9

                                    ARTICLE V

                                   CONDITIONS

Section 5.1.     Conditions Precedent to Obligations of Purchaser............ 9

Section 5.2.     Conditions Precedent to Obligations of the Sellers..........10

                                   ARTICLE VI

                               CLOSING DELIVERIES

Section 6.1.     Deliveries by the Sellers to Purchaser......................10

Section 6.2.     Deliveries by Purchaser to JFIH.............................10

Section 6.3.     Deliveries by Purchaser to Copthall.........................11

Section 6.4.     Delivery by Flemings........................................11

                                   ARTICLE VII

                                   TERMINATION

Section 7.1.     Termination.................................................11

Section 7.2.     Effect of Termination.......................................11

                                  ARTICLE VIII

                               GENERAL PROVISIONS

Section 8.1.     Survival of Representations, Warranties, Covenants and
                 Agreements; No Implied Representations or Warranties........12

Section 8.2.     Notices.....................................................12

Section 8.3.     Successors, Assigns and Transferees.........................13

Section 8.4.     Governing Law; Jurisdiction.................................14

Section 8.5.     Severability................................................14

Section 8.6.     Entire Agreement; Waiver....................................14

Section 8.7.     Counterparts................................................15

                                   ARTICLE IX

                                   DEFINITIONS

Section 9.1.     Defined Terms...............................................15

Section 9.2.     General Interpretive Principles.............................16

          THIS STOCK PURCHASE AGREEMENT (together with the Schedules and Exhibits hereto, this "Agreement"), dated as of April 11, 2000, is by and between Robert Fleming Holdings, Ltd. ("Flemings"), Jardine Fleming Bank Limited (formerly Jardine Fleming & Company Limited), a wholly-owned subsidiary of Flemings ("JFBL"), Jardine Fleming International Holdings Limited, a wholly-owned subsidiary of Flemings ("JFIH"), Copthall Overseas Limited, a wholly-owned subsidiary of Flemings ("Copthall", and together with JFIH, the "Sellers" and together with Flemings, JFBL and JFIH, the "Fleming Parties"), T. Rowe Price Associates, Inc., a Maryland corporation ("TRP") and The Chase Manhattan Corporation, a Delaware corporation ("Chase").

                                    RECITALS

          WHEREAS, pursuant to an agreement, dated as of May 15, 1979 between TRP and Flemings, as modified by a letter agreement, dated as of May 15, 1979 between Flemings and TRP (such agreement and letter agreement being collectively, the "1979 Agreement"), TRP and Flemings agreed to form and share equally in the equity of Rowe Price-Fleming International, Inc. (the "Company"), a Maryland corporation registered as an Investment Adviser under the Investment Advisers Act of 1940, as amended, for the purpose of managing investments by United States investors in non-U.S. securities;

          WHEREAS, pursuant to the 1979 Agreement Flemings subscribed for 100,000 shares (the "Flemings Shares") of Common Stock -- Fleming, par value $0.10 each, of the Company, representing 50% of the issued and outstanding capital stock of the Company, and TRP subscribed for 100,000 shares (the "TRP Shares") of Common Stock --- TRP, par value $0.10 each, of the Company, representing 50% of the issued and outstanding capital stock of the Company;

          WHEREAS, pursuant to a Supplementary Stockholders Agreement, dated as of June 30, 1982 (the "1982 Agreement") between TRP, Flemings and Jardine Fleming International Limited ("JFI"), a wholly-owned subsidiary of JFBL, Flemings sold and transferred 50,000 Flemings Shares to JFI;

          WHEREAS, pursuant to a Supplementary Stockholders Agreement, dated as of November 1, 1985 (the "1985 Agreement") among TRP, Flemings, JFBL, JFI and JFIH, JFI sold and transferred 50,000 Flemings Shares to JFIH;

          WHEREAS, pursuant to a Supplementary Stockholders Agreement, dated as of November 30, 1987 (the "1987 Agreement") among TRP, Flemings, JFBL, JFI, JFIH and Copthall, Flemings sold and transferred 50,000 Flemings Shares to Copthall;

          WHEREAS, pursuant to a letter agreement, dated as of April 5, 1989 (the "1989 Letter Agreement"), from TRP to Flemings and Jardine Fleming (Securities) Limited, the parties thereto agreed to amend the provisions of Section B, Item 4 of the 1979 Agreement;

          WHEREAS, pursuant to a Supplementary Stockholders Agreement, dated as of June 30, 1991 (the "1991 Agreement"), among TRP, TRP Finance, Inc. ("TRPF"), Flemings, JBFL, JFI, JFIH and Copthall, TRP sold and transferred the TRP Shares to TRPF;

          WHEREAS, on February 10, 1994, each of the shareholders of the Company accepted modifications to the application of clause B of the 1979 Agreement (the "1994 Modification", and with the 1991 Agreement, the 1989 Letter Agreement, the 1987 Agreement, the 1985 Agreement, the 1982 Agreement and the 1979 Agreement, the "Joint Venture Agreement");

          WHEREAS, each of JFIH and Copthall desires to sell to TRP ("Purchaser") and Purchaser desires to purchase from each of JFIH and Copthall, 50,000 Flemings Shares; and

          WHEREAS, Chase has agreed to commence a takeover offer for all the outstanding shares of Flemings (the "Takeover Offer");

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, each of the parties hereto agrees as follows:

                                   ARTICLE I

                                 SHARE PURCHASE

     Section 1.1. Share Purchase. On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase from each Seller and each Seller shall deliver to Purchaser, legal and beneficial ownership of 50,000 Flemings Shares, free and clear of all Liens.

     Section 1.2. Consideration for the Flemings Shares. The aggregate consideration for the Flemings Shares shall be US$390,000,000 for the Flemings Shares to be sold by JFIH (the "JFIH Purchase Price") and US$390,000,000 for the Flemings Shares to be sold by Copthall (the "Copthall Purchase Price").

     Section 1.3. Closing. The closing of the purchases by the Purchaser of the Flemings Shares (the "Closing") shall take place on the earliest of (i) the fifth Business Day following the date that Chase notifies the other parties to this Agreement that Chase has purchased at least 80% of the outstanding Flemings ordinary shares, pursuant to the Takeover Offer (the "Acquisition"), (ii) the fifth Business Day following delivery of a notice from the Sellers to Purchaser that the Takeover Offer has lapsed or is otherwise terminated without Chase purchasing at least 80% of the outstanding Flemings ordinary shares, and (iii) December 31, 2000; provided, that the Closing shall not occur less than 30 days from the date hereof. The Closing shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006. Chase and the Sellers shall provide the notices contemplated by this Section 1.3 immediately upon the occurrence of the applicable event. If on such earliest date the conditions to Closing set forth in Article V have not been satisfied or waived, the Closing will occur on the fifth Business Day following such satisfaction or waiver. At the Closing:

          (a) JFIH shall deliver to the Purchaser or its assignee a certificate evidencing 50,000 Flemings Shares, duly endorsed to Purchaser or accompanied by duly executed stock powers in favor of Purchaser;

          (b) Copthall shall deliver to the Purchaser or its assignee a certificate evidencing 50,000 Flemings Shares, duly endorsed to Purchaser or accompanied by duly executed stock powers in favor of Purchaser;

          (c) Purchaser shall deliver to the account specified by JFIH prior to the Closing a wire transfer in immediately available funds in the amount equal to the JFIH Purchase Price; and

          (d) Purchaser shall deliver to the account specified by Copthall prior to the Closing a wire transfer in immediately available funds in the amount equal to the Copthall Purchase Price.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each Seller hereby severally represents and warrants to the Purchaser as set forth in this Article II:

     Section 2.1. Organization and Good Standing. Such Seller is duly organized or incorporated, validly existing and, to the extent applicable, in good standing under the law of the jurisdiction of its organization or incorporation.

     Section 2.2. Flemings Shares. Such Seller is the legal and beneficial owner of 50,000 Flemings Shares which are owned by such Seller free and clear of any and all Liens.

     Section 2.3. Authorization of Agreement. Such Seller has the full power, authority and legal right to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action, corporate or otherwise, of such Seller. This Agreement has been duly executed and delivered by such Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES

     Purchaser hereby represents and warrants to each Fleming Party, and each Fleming Party (other than the Sellers) hereby severally represents and warrants to Purchaser, as set forth in this Article III:

     Section 3.1. Organization and Good Standing. Such party is duly organized or incorporated, validly existing and, to the extent applicable, in good standing under the law of the jurisdiction of its organization or incorporation.

     Section 3.2. Authorization of Agreement. Such party has the full power, authority and legal right to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action, corporate or otherwise, such party. This Agreement has been duly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

                                   ARTICLE IV

                                    COVENANTS

     Section 4.1. Notifications. Until the Closing, each party to this Agreement shall promptly notify the other in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article V of this Agreement becoming incapable of being satisfied.

     Section 4.2. Public Announcements. Until the Closing has occurred, each party agrees that it will not, without the prior approval of the other parties, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (including the Closing), except as otherwise required by applicable law or regulation or applicable stock exchange rules and then only after consulting with the other parties as to the content of such release or statement.

     Section 4.3. Ancillary Agreement. At the Closing, Flemings shall execute and deliver to the Company the Transition Services Agreement.

     Section 4.4. Termination of Joint Venture Agreement and Related Agreements.

          (a) Each party hereby agrees that, effective as of the Closing, without any further action of any party hereto and notwithstanding anything to the contrary contained therein, the Joint Venture Agreement and each other agreement or understanding (whether or not in writing and whether or not legally binding) between the parties hereto or their Affiliates with respect to the transactions contemplated by the Joint Venture Agreement (such other agreements, the "Related Agreements") shall terminate without any further liability or obligation of any party thereto and each party (on behalf of itself and its Affiliates) hereby unconditionally and irrevocably releases each other party and its Affiliates, effective as of the Closing, from any claim or liability arising from or related to the Joint Venture Agreement, the Related Agreements or the transactions contemplated thereby.

          (b) The termination and release in Section 4.4(a) shall not apply to
(i) amounts due in respect of services performed prior to the Closing under and any accrued liabilities arising pursuant to the terms of any Related Agreement and (ii) any liabilities or obligations under this Agreement or the Transition Services Agreement.

          (c) Each party further agrees that if the Closing occurs pursuant to clause (i) of Section 1.3, then during the period from the date of the consummation of the Acquisition until the Closing, any references in the Joint Venture Agreement and any Related Agreements to "affiliates" of any Flemings Entity shall refer only to Flemings and any of its direct or indirect Subsidiaries and not to Chase or any of Chase's other direct or indirect Subsidiaries or Affiliates. If the Takeover Offer has lapsed or is otherwise terminated without Chase purchasing at least 80% of the outstanding Flemings ordinary shares, then Chase shall immediately cease to be a party to this Agreement.

     Section 4.5. Cooperation; Further Assurances.

          (a) Each of the parties hereto agrees to use its reasonable best efforts to take, and to cause its officers, employees, representatives, advisors and agents to take, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using reasonable best efforts (i) to obtain promptly all necessary waivers, consents and approvals from other parties to material agreements, leases, licenses and other contracts or agreements, (ii) to make promptly all filings and obtain promptly all necessary consents, approvals and authorizations as are required to be obtained under any applicable Law, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, (v) to determine whether any action by or in respect of, or filing with, any Governmental Entity is required to effect promptly all necessary registrations and other filings and submissions of information requested by Governmental Entities in connection with this Agreement and the transactions contemplated hereby, (vi) to obtain approval of the assignment of institutional separate account agreements to the Company if and to the extent required by the terms thereof or by applicable Law, (vii) to obtain approval of new advisory agreements by the directors and shareholders of the Company's funds if and to the extent required by the terms thereof or by applicable Law, and (viii) to cause and facilitate the prompt satisfaction of all conditions in Article V.

          (b) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals, consents or orders of each applicable Governmental Entity.

          (c) At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.

     Section 4.6. Use of Fleming Names. From and after the Closing, as between the parties hereto, subject to this Section 4.6, Flemings and its Affiliates shall have the absolute and exclusive proprietary right to (including the right to license or sell to third-parties) any and all corporate names, brand names, trade names or other names, and any and all trademarks or service marks, whether registered or not (collectively, "Marks") incorporating "Fleming", "Robert Fleming" or "Jardine Fleming" by itself or in combination with any other Marks (other than the Former Name), including, without limitation, any corporate design logos associated therewith and any and all goodwill associated therewith ("Fleming Names"), and none of the rights thereto or goodwill represented thereby or pertaining thereto are being retained by the Company, Purchaser or any of their Affiliates. The Company and its Subsidiaries and the Purchaser shall use their reasonable best efforts to discontinue all use of the Fleming Names as soon as practicable after Closing; provided, however, that the Company and its Subsidiaries shall be permitted to continue to use the Fleming Names in their corporate name in the same manner as such were being used prior to Closing ("Former Name") for a period of no longer than 120 days after Closing, and for a period of no longer than two years after the Closing in their literature, sales materials, products or other materials, solely for the purpose of referring as a historical fact to the Former Name as the corporate name of the Company prior to or until such date as the corporate name of the Company shall not include any of the Fleming Names; provided, that in no event shall the corporate name of the Company contain any of the Fleming Names on a date after the date which is 120 days after the Closing. Except as set forth in the proviso to the preceding sentence, Purchaser will not, nor will Purchaser permit any of its Affiliates (including the Company) to, use any Fleming Name, phrase or logo incorporating a Fleming Name or any such corporate design logo in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services. With respect to TRFAM, the term "Closing" as used in this
Section 4.6 shall mean the closing of the option described in Section 4.12.

     Section 4.7. Certain Employee Matters.

          (a) Each of Flemings and the Purchaser agrees to use its reasonable best efforts to ensure that, at or promptly following the Closing, any employees of Flemings or its Affiliates located outside the United States who are at the date hereof, or who are at the time of Closing, seconded to the Company or any of its Subsidiaries, or who devote the majority of their time and efforts to the business of the Company and its Subsidiaries (the "Transferred Employees") become employed directly by the Company or such Subsidiary on substantially the same terms and conditions of employment as applied to such Transferred Employee prior to the Closing, or on such terms more favorable to the employee as may be determined by the Purchaser.

          (b) If, in connection with any such transfer, the Company or any of its Subsidiaries enters into an agreement to assume pension or similar liability in respect of any Transferred Employee, (and accrued under an approved occupational pension scheme in which Flemings or its Affiliates participate), Flemings shall transfer, or cause to be transferred, to the pension scheme designated by the Company or such Subsidiary, assets which are sufficient to meet such pension liability. Such transfer shall take place only in relation to those Transferred Employees who agree to the relevant pension or similar benefits being transferred. Where the pension scheme concerned is a UK defined benefit scheme, Flemings and its Affiliates shall instruct is actuaries to calculate the transfer value using the assumptions adopted in such scheme's last actuarial valuation (subject to a minimum equal to the member's statutory transfer value calculated without reduction on account of any scheme deficit). The Fleming Parties shall be responsible for, and shall indemnify and hold the Purchaser, the Company and its Subsidiaries harmless from any liability or costs which the Purchaser, the Company or any of its Subsidiaries may incur by virtue of the Purchaser, the Company and its Subsidiaries and/or any of the Transferred Employees having participated in a pension scheme sponsored by Flemings or its Affiliates or in which any of them participate or have participated. Such indemnity shall include (but not be limited to) any debt arising pursuant to
Section 75 of the Pensions Act 1995. Flemings will cooperate with the Purchaser to permit the transfer of such pension liabilities and assets on a basis consistent with this paragraph.

          (c) All existing compensation arrangements with respect to the Transferred Employees shall continue from the date of this Agreement through the Closing in a manner consistent with past practices.

     Section 4.8. Nonsolicitation of Employees. Other than as contemplated by
Section 4.7, each of Flemings and the Purchaser hereby agrees that, without the other party's prior written consent, each will not (and will not permit any of its Affiliates to), for a period of two years from the date of this Agreement, directly or indirectly, solicit the employment of any member of senior management of the other party or its Affiliates; provided, however, that the foregoing provision will not prevent either such party or its Affiliates from
(a) soliciting or employing Peter Askew or Chris Rothery, or (b) employing any such person (i) who initiates contact with the hiring party or its Affiliates without any direct or indirect solicitation by or encouragement from that party or its Affiliate or (ii) who responds to a general advertisement or solicitation.

     Section 4.9. Records. At or before the Closing, Flemings shall, subject to applicable Law, deliver to the Purchaser copies of all personnel, regulatory, corporate or other records reasonably relating to the employees, clients or business of the Company or regulatory or compliance matters related to the Company that are in the possession of Flemings. To the extent delivery at the Closing is impracticable, Flemings shall use its reasonable best efforts to provide the Purchaser and the Company with reasonable access to such information, and use its reasonable best efforts to deliver such information to the Purchaser as soon as practicable after the Closing. As soon as practicable from the date hereof, Flemings and the Purchaser shall each designate a person to coordinate the transfer of these records.

     Section 4.10. Conduct of Business. From the date of this Agreement to the Closing, (a) each of Flemings and the Purchaser shall cause the Company to conduct its business in the ordinary course on a basis consistent with past practice, and (b) each of Flemings, the Purchaser and their respective Affiliates shall continue to provide services and support to the Company on a basis consistent with past practice.

     Section 4.11. Client Transition. Flemings agrees to use its reasonable best efforts to support the transition process as set out in the Transition Services Agreement and Schedule I thereto. In addition, Flemings agrees to, and to cause its Affiliates to, use their respective best efforts to cause their employees not to target in a systematic way, for a period of twelve months after the date of the Closing, any persons or entities that were institutional separate account clients of the Company as at the Closing in order to provide EAFE or world ex-U.S. assignments to such persons or entities. For the avoidance of doubt, the phrase "targeting in a systematic way" shall refer to the determination to solicit such accounts in a systematic way because of their known status as clients of the Company. It is understood and agreed by the parties to this Agreement that nothing in this Agreement shall limit or restrict the ability of Flemings, Chase or their respective Affiliates to solicit present or former clients of the Company for any product or service other than EAFE or world ex-U.S. assignments for institutional separate account clients.

     Section 4.12. TRFAM. The Purchaser shall have the option from the Closing until the first anniversary of the date of this Agreement to purchase all of the interest of Fleming and its Affiliates in T. Rowe Fleming Asset Management Limited ("TRFAM") for an aggregate consideration of US$10. The Purchaser may exercise this option at any time until the first anniversary of the date of this Agreement by delivering written notice thereof to Flemings. Upon exercise, the parties shall use their reasonable best efforts to obtain any required approvals or consents of any applicable Governmental Entity as soon as practicable. Upon the closing of this option, Flemings and its Affiliates shall transfer all interest in TRFAM, free and clear of all Liens, and deliver to the Purchaser or its assignee a certificate evidencing all interest of Flemings or its Affiliates in TRFAM, duly endorsed to the Purchaser or accompanied by duly executed stock powers in favor of the Purchaser. Flemings and its Affiliates shall take such other actions and deliver or cause to be delivered to the Purchaser any other certificates or documents reasonably requested by the Purchaser in connection with the transfer of interest TRFAM.

     Section 4.13. Information. The Purchaser acknowledges and agrees that Purchaser (i) currently is the owner of the TRP Shares and as such is familiar with and has made its own inquiry and investigation into, and based thereon, has formed an independent judgment concerning the Company and its Subsidiaries, the Flemings Shares and the transactions contemplated by this Agreement and (ii) is not relying on any information or representations provided by Flemings, Chase, any Affiliate of Flemings (including the Sellers) or Chase, or any of their respective directors, officers, advisors, agents or employees in making its decision to acquire the Flemings Shares pursuant to this agreement, other than the express representations and warranties in Articles II and III hereof.

     Section 4.14. Guarantees. The Purchaser hereby guarantees, as primary obligor, performance by Purchaser of its obligations under this Agreement. Flemings hereby guarantees, as primary obligor, performance by each Seller of its obligations under this Agreement. Each of the Purchaser and Flemings hereby waives suretyship defenses, demand of payment, protest and notice of dishonor or nonperformance of any such guaranteed obligation.

     Section 4.15. Certain Securities Law Matters. Purchaser hereby acknowledges and agrees that the Flemings Shares have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities or "blue sky" laws and it is acquiring the Flemings Shares solely for investment for Purchaser's account and not with a view to, or for resale in connection with, the distribution or other disposition thereof, except for such distributions and dispositions which are effected in compliance with such Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder and applicable state securities and "blue sky" laws.

                                   ARTICLE V

                                   CONDITIONS

     Section 5.1. Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to acquire the Flemings Shares and otherwise consummate the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered by Purchaser to each of the Sellers):

          (a) the representations and warranties of each Fleming Party contained herein shall be accurate in all material respects as of the date hereof and as of the Closing as though restated on and as of such date (except that any representation or warranty which, by its terms, is made as of a date specified therein, shall be accurate in all material respects as of such date);

          (b) each of Fleming Party shall have performed and complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing;

          (c) no order of a Governmental Entity shall have been issued and continue to be effective that prohibits or declares illegal the transactions contemplated by this Agreement and no Law shall be in effect having any such result; and

          (d) all consents, waivers, approvals, authorizations, exemptions, registrations, licenses, permits, notifications, declarations or filings from or with a Governmental Entity, the receipt or making of which is required for the completion by Purchaser of the purchase and sale of the Flemings Shares contemplated by this Agreement shall have been obtained or made and all waiting periods specified under applicable Laws, and all extensions thereof, the passing of which is necessary for such completion, shall have passed, except to the extent the failures to obtain or make such consents, waivers, approvals, authorizations, concessions, notifications, declarations and filings, individually or in the aggregate, would not have, or be reasonably likely to have, a material adverse effect on the business or operations of (i) the Company and its Subsidiaries, taken as a whole, or (ii) Purchaser and its Subsidiaries, taken as a whole.

     Section 5.2. Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to sell the Flemings Shares to Purchaser and otherwise consummate the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered by such Seller to Purchaser):

          (a) the representations and warranties of the Purchaser contained herein shall be accurate in all material respects as of the date hereof and as of the Closing Date as though restated on and as of such date (except that any representation or warranty which, by its terms, is made as of a date specified therein, shall be accurate in all material respects as of such date);

          (b) the Purchaser shall have performed and complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing;

          (c) no order of a Governmental Entity shall have been issued and continue to be effective that prohibits or declares illegal the transactions contemplated by this Agreement and no Law shall be in effect having any such result; and

          (d) all consents, waivers, approvals, authorizations, exemptions, registrations, licenses, permits, notifications, declarations or filings from or with a Governmental Entity, the receipt or making of which is required for the completion by Sellers of the purchase and sale of the Flemings Shares contemplated by this Agreement shall have been obtained or made and all waiting periods specified under applicable Laws, and all extensions thereof, the passing of which is necessary for such completion, shall have passed, except to the extent the failures to obtain or make such consents, waivers, approvals, authorizations, concessions, notifications, declarations and filings, individually or in the aggregate, would not have, or be reasonably likely to have, a material adverse effect on the business or operations of Flemings and its Subsidiaries, taken as a whole.

                                   ARTICLE VI

                               CLOSING DELIVERIES

     Section 6.1. Deliveries by the Sellers to Purchaser. At the Closing, each of the Sellers shall deliver, or shall cause to be delivered, to the Purchaser the following:

          (a) a certificate representing 50,000 Flemings Shares duly endorsed or accompanied by stock power as contemplated by Section 1.3; and

          (b) any other certificates and documents reasonably requested by the Purchaser relating to the transfers of the Flemings Shares.

     Section 6.2. Deliveries by Purchaser to JFIH. At the Closing, the Purchaser shall deliver, or shall cause to be delivered, to JFIH the following:

          (a) wire transfer of the JFIH Purchase Price in immediately available funds to the account specified by JFIH; and

          (b) any other certificates and documents reasonably requested by JFIH relating to the sale of the Flemings Shares, including the agreement of TRPF to be bound by the provisions of this Agreement to the same extent as the Purchaser.

     Section 6.3. Deliveries by Purchaser to Copthall. At the Closing, Purchaser shall deliver, or shall cause to be delivered, to Copthall the following:

          (a) wire transfer of the Copthall Purchase Price in immediately available funds to the account specified by Copthall; and

          (b) any other certificates and documents reasonably requested by Copthall relating to the sale of the Flemings Shares, including the agreement of TRPF to be bound by the provisions of this Agreement to the same extent as the Purchaser.

     Section 6.4. Delivery by Flemings. At the Closing, Flemings shall deliver to Purchaser a duly executed Transition Services Agreement.

                                   ARTICLE VII

                                   TERMINATION

     Section 7.1. Termination. This Agreement shall terminate before the Closing upon notice of termination by Purchaser to each of the Sellers or by the Sellers to Purchaser if:

          (a) the Closing has not occurred by January 15, 2001, except to the extent that the failure of the Closing to occur arises out of or results from the breach of this Agreement by the party seeking to terminate pursuant to this
Section 7.1(a);

          (b) any condition set forth in Section 5.1 or 5.2, as the case may be, to such party's Closing obligations shall become incapable of satisfaction and is not waived, provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party who has not used its reasonable best efforts to cause such condition to be satisfied; or

          (c) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party who has not used its reasonable best efforts to cause such order, decree, ruling or other action to be lifted.

     Section 7.2. Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, then such termination shall not relieve any party of any liabilities arising from violations of this Agreement that occurred prior to such termination. Section 4.2 and Articles VIII and IX shall survive any termination of this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1. Survival of Representations, Warranties, Covenants and Agreements; No Implied Representations or Warranties. The representations, warranties, covenants and agreements in this Agreement shall survive the Closing. Except as specifically stated herein, the sale of the Flemings Shares to Purchaser as contemplated by this Agreement is made without any representations or warranties or any kind, express or implied.

     Section 8.2. Notices. All notices, other communications or documents provided for or permitted to be given hereunder, shall be made in writing and shall be given either personally by hand-delivery, by facsimile transmission, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery:

              if to the Purchaser to:

                  T. Rowe Price Associates, Inc.
                  100 East Pratt Street
                  Baltimore, MD  21202

                  Attention:  M. David Testa
                  Fax: (410) 345-7499

                  With a copy to:

                  Piper Marbury Rudnick & Wolfe LLP
                  6225 Smith Avenue
                  Baltimore, MD  21209

                  Attention:  R. W. Smith, Jr.
                  Fax: (410) 580-3001

              if to any Flemings Party to:


                  Robert Fleming Holdings, Ltd.
                  25 Copthall Avenue
                  London EC2R 7DR
                  England

                  Attention:  Corporate Secretary
                  Fax:  011-44-207-728-4558

                  with a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York  10006

                  Attention:  Christopher E. Austin
                  Fax:  (212) 225-3999

              if to Chase to:


                  The Chase Manhattan Corporation
                  270 Park Avenue
                  New York, New York  10017

                  Attention:  William McDavid
                  Fax:  (212) 270-4288

                  with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017

                  Attention:   Lee Meyerson
                  Fax:  (212) 455-2502

Each party, by written notice to the other party given in accordance with this
Section 8.2 may change the address to which notices, other communications or documents are to be sent to such party. All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when receipt is acknowledged in writing by addressee, if by facsimile transmission; and (iii) on the first Business Day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt.

     Section 8.3. Successors, Assigns and Transferees.

          (a) The rights and obligations under this Agreement may be transferred by a party only with the written consent of the other parties, except that the Purchaser may transfer and assign its rights and obligations under this Agreement to any Affiliate of the Purchaser, provided such Affiliate agrees to be bound by the terms hereof. In addition, in lieu of purchase of the Flemings Shares by the Purchaser or an Affiliate of the Purchaser, the Purchaser may arrange to have such purchase effected through a complete redemption of the Flemings Shares by the Company. No such assignment or redemption shall relieve the Purchaser of any of its obligations hereunder.

          (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and there shall be no third-party beneficiaries of this Agreement other than the Affiliates of the parties hereto as contemplated by Sections 4.4, 4.6,
4.8 and 4.11.

     Section 8.4. Governing Law; Jurisdiction.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

          (b) To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Maryland or any Maryland State court, in each case located in the City of Baltimore, or in any other State or Federal court in the United States of America, and not in any other court in any other country, (ii) agrees to submit to the non-exclusive jurisdiction of such courts for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and
(iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

     Section 8.5. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby as long as the remaining provisions do not fundamentally alter the relations among the parties.

     Section 8.6. Entire Agreement; Waiver.

          (a) This Agreement, together with the Transition Services Agreement, sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated hereby and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect thereto. Any provision of this Agreement may be amended, modified or waived in whole or in part at any time by an agreement in writing between the parties executed in the same manner as this Agreement.

          (b) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     Section 8.7. Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

                                   ARTICLE IX

                                   DEFINITIONS

     Section 9.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "Acquisition" has the meaning set forth in Section 1.3 hereof.

          "Affiliate" means, with respect to any Person, a Person that controls, is controlled by, or is under common control with such Person (it being understood that a Person shall be deemed to "control" another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, through contracts or otherwise).

          "Agreement" has the meaning set forth in the opening paragraph.

          "Business Day" means any day on which banks are open for general banking business in London and New York City, other than a Saturday, a Sunday, a legal holiday or any other day in which banks in London and New York City are required or authorized by law or executive order to close.

          "Closing" has the meaning set forth in Section 1.3.

          "Closing Date" means the date on which the Closing takes place.

          "Company" has the meaning set forth in the recitals hereto.

          "Fleming Names" has the meaning set forth in Section 4.6.

          "Fleming Parties" has the meaning set forth in the recitals hereto.

          "Former Names" has the meaning set forth in Section 4.6 hereof.

          "Governmental Entity" means any United Kingdom (national or local), United States (federal, state or local) or other government, or governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction.

          "Joint Venture Agreement" has the meaning set forth in the recitals hereto.

          "Law" means any statute, law, constitutional provision, code, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, binding guideline or policy or rule of common law, requirement of, or other governmental restriction of or determination by any Governmental Entity or any interpretation of any of the foregoing by any Governmental Entity.

          "Lien" means any pre-emptive right, mortgage, charge, pledge, security interest, encumbrance, lien (statutory or other), hypothecation, assignment for security, claim, or preference or priority or other encumbrance of any kind.

          "Marks" has the meaning set forth in Section 4.6.

          "Person" means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association, other entity, or any Governmental Entity.

          "Purchaser" has the meaning set forth in the recitals hereto.

          "Related Agreements" has the meaning set forth in Section 4.4.

          "Subsidiary" means, with respect to any Person, an Affiliate of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

          "Takeover Offer" has the meaning set forth in the recitals hereto.

          "Transferred Employees" has the meaning set forth in Section 4.7 hereof.

          "Transition Services Agreement" means the Transition Services Agreement between Flemings and the Company, substantially in the form of Exhibit A hereto.

          "TRFAM" has the meaning set forth in Section 4.12.

     Section 9.2. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms "hereof," "herein," "hereunder" and similar terms refer to this Agreement as a whole (including the annexes, exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement.


     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                           ROBERT FLEMING HOLDINGS, LTD.
                           By: /s/ R.J. Fleming
                           Title: Chairman

                           JARDINE FLEMING BANK LIMITED
                           (Formerly known as Jardine Fleming & Co. Ltd.)
                           By: /s/ Robert H. Thomas
                           Title: Director

                           JARDINE FLEMING INTERNATIONAL HOLDINGS LIMITED
                           By: /s/ T.G. Freshwater
                           Title: Director

                           COPTHALL OVERSEAS LIMITED
                           By: /s/ S.P. Ball
                           Title: Director

                           T. ROWE PRICE ASSOCIATES, INC.
                           By: /s/ M. David Testa
                           Title: Vice Chairman of the Board

                           THE CHASE MANHATTAN CORPORATION
                           By: /s/ Neal S. Garonzik
                           Title: Vice Chairman